Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment to the December 21, 2016 Employment Agreement (as amended from time to time, the “Employment Agreement”) between East West Bancorp, Inc. (“Company”) and Irene Oh (“Employee”) is entered into as of this 21st of December, 2020 by and between Company and Employee.

    The following terms and conditions of the Employment Agreement are hereby modified:

1.Section 2 (Term) of the Agreement is hereby modified in its entirety to read as follows: This Agreement and     employment under this Agreement shall terminate on December 21, 2021, unless extended by Company.

2.Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Head of Human Resources

/s/ IRENE H. OH
Employee: Irene H. Oh